EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the Common Stock, par value $0.0001 per share, of ETHZilla Corporation is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: October 2, 2025

Electric Capital Partners Frontier Master Fund, LP

By: Electric Capital Partners Frontier Fund GP, LLC, its general partner

By:	/s/ Avichal Garg
Name:	Avichal Garg
Title:	Managing Member

Electric Capital Partners Frontier Fund GP, LLC

By:	/s/ Avichal Garg
Name:	Avichal Garg
Title:	Managing Member

Electric Capital Partners, LLC

By:	/s/ Avichal Garg
Name	Avichal Garg
Title	Managing Member